Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

SS INNOVATIONS INTERNATIONAL, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share		457(o)		$			$0.0001381	$
Fees to be Paid	Equity	Preferred stock		457(o)					0.0001381
Fees to be Paid	Debt	Debt Securities		457(o)					0.0001381
Fees to be Paid	Other	Warrants		457(o)					0.0001381
Fees to be Paid	Other	Units		457(o)					0.0001381
Fees to be Paid	Other	Rights		457(o)					0.0001381
Fees to be Paid	Unallocated (Universal) Shelf		(1)	457(o)				150,000,000.00	0.0001381		20,715.00
Fees to be Paid	Equity	Shares of common stock to be offered by the selling shareholders	(2)	Other	5,016,500		$4.3015	$21,578,474.75	0.0001381		$2,979.99

Total Offering Amounts:								$171,578,474.75			23,694.99
Total Fees Previously Paid:
Total Fee Offsets:											0.00
Net Fee Due:											$23,694.99

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Offering Note(s)

(1)	The proposed amount of the securities offered to be offered and registered by the registrant, maximum offering price per class of security to be offered by the registrant and maximum aggregate offering price per class of security to be offered by the registrant will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

This registration statement covers such indeterminate amount of shares of common stock of SS Innovations International, Inc., as having an aggregate offering price not to exceed $150,000,000, to be offered by the registrant. The securities registered hereunder are to be issued from time to time at prices to be determined. The securities registered also include such indeterminate number of shares of common stock as may be issued upon conversion of or exchange for securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

Pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3, this information is not specified as to each class of securities (the “Shelf Securities”) to be registered. There is being registered hereby such indeterminate number of the securities of each identified class of Shelf Securities as may from time to time be issued at indeterminate prices.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Company’s Shares as reported on Nasdaq on April 28, 2026, which date is within five business days of the filing of this registration statement.